Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement dated this 13th day of March, 2015, (the “Effective Date”), by and between Cleartronic, Inc., a Florida corporation with offices in Boca Raton, Florida (the “Company”), and Larry M. Reid, (the “Executive”).

WITNESSETH:

WHEREAS, the Company is engaged in and seeks to expand its business in the communications industry and related industry segments, and the Executive has experience in managing and operating businesses and as a senior management executive that would be very beneficial to the Company’s operations and future prospects;

WHEREAS, the Company believes its progress and its prospects for future development and growth would be enhanced if the Executive were to continue to serve as the Company’s Chief Executive Officer;

WHEREAS, the Board of Directors of the Company (the “Board”) has authorized this Agreement with the Executive and has approved its terms and conditions, all of which the Board has found to be reasonable, proper, and in the best interest of the Company;

WHEREAS, the Company and the Executive desire to set forth the terms and conditions pursuant to which the Executive will be employed to the Company; and

WHEREAS, the Executive is willing to be employed by the Company pursuant to the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, the parties to this agreement hereby agree as follows:

EMPLOYMENT DUTIES AND COMPENSATION

(a)

Initial Terms of Employment. The Company and the Executive hereby agree that for a one (1) year period beginning on the Effective Date, the Company shall employ the Executive and the Executive shall perform services for the Company both on and offsite.  The last day of the one (1) year period shall be the “Termination Date” for purposes of this Agreement.

(b)

Renewal of Term. Unless the Company shall have given the Executive written notice at least 30 days prior to the Termination Date, this Agreement shall renew and continue in effect for additional one-year periods.

(c)

Termination. The Company may, at its election at any time after the Effective Date, give the Executive notice of Termination, in which event the Executive shall be paid on notice of Termination, as severance pay, six months of his base salary as set forth in Paragraph (e) or the amount due through the next “Termination Date,” whichever is less. The Executive may terminate this Agreement without severance pay upon 10 days written notice to the Company.

(d)

Duties.  As the Chief Executive Officer of the Company, the Executive shall carry out the strategic plans and policies of the business plan as established by the Board of Directors. The executive will advise the company from time to time on organization, hiring, mergers, and execution of the business plan. The Board of Directors may, at any time, change the Executive’s title and job responsibilities, but agrees to not alter the Executive’s compensation without written agreement signed by both the Board of Directors and the Executive.

(e)

Compensation: The Executive will be paid a base salary of $8,000 per month.

(f)

 Additional Consideration: The Executive in consideration for the Company entering into this agreement agrees to cancel 2,000,000,000 shares of common stock previously issued to him for conversion of Series C Preferred stock. As additional consideration for the cancellation of the common shares the Company agrees to issue the Executive 200,000 shares of Series C Preferred stock.

(g)   Governing Document:  This Employment Agreement, when signed by both parties, supersedes and replaces all prior agreements with Executive and shall be the sole document governing the Executive’s duties and compensation.

COMPANY:

EXECUTIVE:

/s/ Marc Moore

/s/ Larry M. Reid

Signature of Director

Signature of Executive

Date: March 13, 2015